Exhibit 99.1

News Release

Bradley Gayton Appointed Strategic Consultant

to Coca-Cola Chairman and CEO

ATLANTA, April 21, 2021 – The Coca-Cola Company today announced that Bradley Gayton, who currently serves as senior vice president and global general counsel, has been appointed to a strategic consultant role. In this new capacity, he will focus on working with Chairman and CEO James Quincey to drive certain key objectives.

Gayton assumes his new role effective immediately. His successor as senior vice president and global general counsel will be announced separately.

“I, along with the company’s leadership team and the board of directors, thank Bradley for his service as our global general counsel,” Quincey said. “I look forward to working with him in this new role.”

Since joining Coca-Cola from Ford Motor Company, Gayton has led the global

Coca-Cola legal organization through an important period of transition. Gayton has also led initiatives for innovation, diversity and inclusion, including advancing public service through the law.

“Bradley has shown himself to be a strategic and results-oriented leader,” Quincey said. “Coca-Cola has benefitted from Bradley’s expertise and commitment to these challenges, and I am confident Bradley will continue to advance these initiatives in his role as a strategic consultant over the next year.”

“It has been a privilege to do such important work with my amazing colleagues in the legal department and to be part of Coca-Cola’s dynamic leadership team,” Gayton said. “I look forward to working with James in this new strategic role.”

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com